Exhibit 23.1.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-191462-01 on Form S-3 of our report dated February 25, 2016, relating to the consolidated financial statements of Duke Energy Progress, LLC and subsidiaries (formerly Duke Energy Progress, Inc. and subsidiaries) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of ASU 2015-17, Income Taxes (Topic 740); Balance Sheet Classification of Deferred Taxes) appearing in this Annual Report on Form 10-K of Duke Energy Progress, LLC (formerly Duke Energy Progress, Inc.) for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
February 25, 2016